EXHIBIT 99.1

TPI Composites, Inc. Announces Second Quarter 2017 Earnings Results and the Signing of a New Supply Agreement for Two Lines in China

SCOTTSDALE, Ariz., Aug. 08, 2017 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq:TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the second quarter ended June 30, 2017.

Highlights

For the quarter ended June 30, 2017:

  Net sales of $248.2 million
  Total billings of $231.1 million
  Net income of $13.9 million or $0.41 per diluted share
  EBITDA of $27.5 million, with an EBITDA margin of 11.1%
  Adjusted EBITDA of $30.8 million, with an Adjusted EBITDA margin of 12.4%
KPIs		Q2'17	Q2'16

	Sets[1]	692	551
	Estimated megawatts[2]	1,620	1,252
	Dedicated manufacturing lines[3]	46	38
	Total manufacturing lines installed[4]	39	30
	Manufacturing lines in startup[5]	9	—
	Manufacturing lines in transition[6]	—	3
  Number of wind blade sets (which consist of three wind blades) invoiced worldwide in the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced in the period.
  Number of manufacturing lines that are dedicated to our customers under long-term supply agreements.
  Number of manufacturing lines installed and either in operation, startup or transition.
  Number of manufacturing lines in a startup phase during the period.
  Number of manufacturing lines that were being transitioned to a new wind blade model during the period.

“We are pleased with our strong operational and financial performance in the second quarter of 2017 in which we exceeded both our total billings and adjusted EBITDA targets,” said Steve Lockard, TPI Composites’ President and Chief Executive Officer. “We are also announcing today that we signed a multiyear supply agreement to supply blades from two manufacturing lines in our factory in Taicang, China. This will help backfill volume in our Taicang plant when we commence production before the end of Q1 of 2018. This deal highlights our commitment to our strategy of global growth, customer diversification and expanded profitability.”

“We expect solid results for the balance of the year and reaffirm our guidance range of $930 million to $950 million for total billings for the year.  We currently have approximately $4.4 billion of revenue under long-term contracts covering 48 molds and a strong global pipeline of opportunities to support our growth targets. We remain confident in our ability to expand our production lines globally across numerous partners and continue to target a 25% revenue CAGR through 2019.”

Second Quarter 2017 Financial Results
Net sales for the three months ended June 30, 2017 increased by $53.9 million or 27.8% to $248.2 million compared to $194.3 million in the same period in 2016. Net sales of wind blades increased by 31.1% to $239.8 million for the three months ended June 30, 2017 as compared to $182.9 million in the same period in 2016. The increase was primarily driven by a 36% increase in the number of wind blades delivered during the three months ended June 30, 2017 compared to the same period in 2016 primarily from our China and Mexico plants, partially offset by a decline in the average sales prices of the same blade models delivered in both periods as a result of geographic mix and savings in raw material costs, a portion of which we share with our customers, and foreign currency fluctuations in China and Turkey. Net sales from the manufacturing of precision molding and assembly systems during the three months ended June 30, 2017 decreased to $4.8 million from $10.0 million in the same period in 2016. This decrease was primarily the result of our customers requiring less precision molding and assembly systems from our Rhode Island facility during the three months ended June 30, 2017. Total billings for the three months ended June 30, 2017 increased by $34.9 million or 17.8% to $231.1 million compared to $196.1 million in the same period in 2016. The impact of the strengthening of the U.S. dollar against the Euro at our Turkey operations and the Chinese Renminbi at our China operations on consolidated net sales and total billings for the three months ended June 30, 2017 were reductions of 2.0% and 1.9%, respectively, but were not significant for the three months ended June 30, 2016.

Total cost of goods sold for the three months ended June 30, 2017 was $213.6 million and included aggregate costs of $10.5 million related to startup costs in our new plants in Mexico and Turkey and the startup of a new wind blade model for one of our customers in Dafeng, China. This compares to total cost of goods sold for the three months ended June 30, 2016 of $171.4 million, including aggregate costs of $3.1 million related to startup costs in our new plants in Mexico and Turkey as well as the transition of wind blade models in our original plant in Mexico. Cost of goods sold as a percentage of net sales of wind blades decreased by three percentage points during the three months ended June 30, 2017 as compared to the same period in 2016, driven by improved operating efficiencies, the impact of savings in raw material costs and foreign currency fluctuations, partially offset by the increase in startup and transition costs. Similar to the impact to net sales above, the impact of the strengthening of the U.S. dollar against the Euro, Turkish Lira, Chinese Renminbi and Mexican Peso reduced consolidated cost of goods sold by 3.9% for three months ended June 30, 2017 but was not significant for the three months ended June 30, 2016.

Net income for the three months ended June 30, 2017 was $13.9 million, as compared to $11.6 million in the same period in 2016. The increase was primarily due to the reasons set forth above.

Net income attributable to preferred shareholders was $2.4 million for the three months ended June 30, 2016 and there was none in the 2017 period as following our IPO in July 2016, all of our preferred shares were converted to common shares.

Net income attributable to common shareholders was $13.9 million for the three months ended June 30, 2017, compared to $9.1 million in the same period in 2016. This was primarily due to the improved operating results discussed above. Diluted earnings per share was $0.41 for the three months ended June 30, 2017, compared to $2.15 for the three months ended June 30, 2016.

EBITDA for three months ended June 30, 2017 increased to $27.5 million, compared to $20.8 million during the same period in 2016. The EBITDA margin increased to 11.1% compared to 10.7% in the 2016 period. Adjusted EBITDA for three months ended June 30, 2017 increased to $30.8 million compared to $20.8 million during the same period a year ago. The Adjusted EBITDA margin increased to 12.4%, compared to 10.7% during the same period a year ago.

Capital expenditures were $9.8 million for three months ended June 30, 2017 compared to $3.4 million during the same period a year ago. Capex is primarily related to our new facilities in Mexico and Turkey.

We ended the quarter with $130.8 million of cash and cash equivalents and net debt was a net cash position of $0.5 million as compared to net debt of $6.4 million as of December 31, 2016.

Conference Call and Webcast Information
TPI Composites will host an investor conference call this afternoon, Tuesday, August 8, 2017 at 5:00pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13666568. The replay will be available until August 15, 2017. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.
TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading wind turbine manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., Mexico, China and Turkey.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; our ability to backfill molds with respect to GE supply contracts that are not renewed; competition; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net debt and free cash flow. We define total billings as the total amounts we have invoiced our customers for products and services for which we are entitled to payment under the terms of our long-term supply agreements or other contractual arrangements. We define EBITDA as net income plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense plus or minus any gains or losses from foreign currency transactions. We define net debt as the total principal amount of debt outstanding less unrestricted cash and equivalents. We define free cash flow as net cash flow generated from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2017	2016	2017	2016

Net sales	$248,186	$194,255	$439,788	$370,365
Cost of sales	203,095	168,382	370,518	328,248
Startup and transition costs	10,540	3,055	16,699	6,361
Total cost of goods sold	213,635	171,437	387,217	334,609
Gross profit	34,551	22,818	52,571	35,756
General and administrative expenses	10,752	5,340	19,058	10,089
Income from operations	23,799	17,478	33,513	25,667
Other income (expense):
Interest income	11	28	30	49
Interest expense	(2,935)	(4,134)	(5,961)	(8,046)
Realized loss on foreign currency remeasurement	(1,233)	(18)	(2,614)	(457)
Miscellaneous income	258	154	578	344
Total other expense	(3,899)	(3,970)	(7,967)	(8,110)
Income before income taxes	19,900	13,508	25,546	17,557
Income tax provision	(6,042)	(1,953)	(8,143)	(4,256)
Net income	13,858	11,555	17,403	13,301
Net income attributable to preferred shareholders	-	2,438	-	4,875
Net income attributable to common shareholders	$13,858	$9,117	$17,403	$8,426

Weighted-average common shares outstanding:
Basic	33,737	4,238	33,737	4,238
Diluted	33,828	4,244	33,827	4,244
Net income per common share:
Basic	$0.41	$2.15	$0.52	$1.99
Diluted	$0.41	$2.15	$0.51	$1.99

Non-GAAP Measures:
Total billings	$231,069	$196,146	$442,429	$370,684
EBITDA	$27,478	$20,776	$39,960	$31,727
Adjusted EBITDA	$30,755	$20,794	$46,325	$32,184

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
($ in thousands)	2017	2016
	(unaudited)
Current assets:
Cash and cash equivalents	$130,834	$119,066
Restricted cash	2,783	2,259
Accounts receivable	117,202	67,842
Inventories	59,753	53,095
Inventories held for customer orders	56,974	52,308
Prepaid expenses and other current assets	25,487	30,657
Total current assets	393,033	325,227
Noncurrent assets:
Property, plant, and equipment, net	112,432	91,166
Other noncurrent assets	14,432	20,813
Total assets	$519,897	$437,206

Current liabilities:
Accounts payable and accrued expenses	$149,285	$112,281
Accrued warranty	25,873	19,912
Deferred revenue	74,255	69,568
Customer deposits and customer advances	8,663	1,390
Current maturities of long-term debt	38,511	33,403
Total current liabilities	296,587	236,554
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	89,852	89,752
Other noncurrent liabilities	4,222	4,393
Total liabilities	390,661	330,699
Shareholders' equity	129,236	106,507
Total liabilities and shareholders' equity	$519,897	$437,206

Non-GAAP Measure:
Net debt	$(467)	$6,379

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2017	2016	2017	2016

Net cash provided by operating activities	$17,995	$11,314	$33,933	$10,175
Net cash used in investing activities	(9,805)	(3,356)	(26,727)	(14,244)
Net cash provided by (used in) financing activities	6,876	(12,644)	4,398	(10,641)
Impact of foreign exchange rates on cash and cash
equivalents	227	(99)	164	(150)
Cash and cash equivalents, beginning of period	115,541	35,842	119,066	45,917
Cash and cash equivalents, end of period	$130,834	$31,057	$130,834	$31,057

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2017	2016	2017	2016
Net sales	$248,186	$194,255	$439,788	$370,365
Change in deferred revenue:
Blade-related deferred revenue at beginning of period (1)	(89,319)	(65,027)	(69,568)	(65,520)
Blade-related deferred revenue at end of period (1)	74,255	65,656	74,255	65,656
Foreign exchange impact (2)	(2,053)	1,262	(2,046)	183
Change in deferred revenue	(17,117)	1,891	2,641	319
Total billings	$231,069	$196,146	$442,429	$370,684

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2017	2016	2017	2016
Net income	$13,858	$11,555	$17,403	$13,301
Adjustments:
Depreciation and amortization	4,654	3,162	8,483	6,173
Interest expense (net of interest income)	2,924	4,106	5,931	7,997
Income tax provision	6,042	1,953	8,143	4,256
EBITDA	27,478	20,776	39,960	31,727
Share-based compensation expense	2,044	-	3,751	-
Realized loss on foreign currency remeasurement	1,233	18	2,614	457
Adjusted EBITDA	$30,755	$20,794	$46,325	$32,184

Free cash flow is reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2017	2016	2017	2016
Net cash provided by operating activities	$17,995	$11,314	$33,933	$10,175
Capital expenditures	(9,805)	(3,356)	(26,727)	(14,244)
Free cash flow	$8,190	$7,958	$7,206	$(4,069)

Net debt is reconciled as follows:
	June 30,	December 31,
($ in thousands)	2017	2016
Total debt, net of debt issuance costs	$128,363	$123,155
Add debt issuance costs	2,004	2,290
Less cash and cash equivalents	(130,834)	(119,066)
Net debt	$(467)	$6,379

(1) Total billings is reconciled using the blade-related deferred revenue amounts at the beginning and the end of the period as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2017	2016	2017	2016
Blade-related deferred revenue at beginning of period	$89,319	$65,027	$69,568	$65,520
Non-blade related deferred revenue at beginning of period	-	-	-	-
Total current and noncurrent deferred revenue at beginning of period	$89,319	$65,027	$69,568	$65,520

Blade-related deferred revenue at end of period	$74,255	$65,656	$74,255	$65,656
Non-blade related deferred revenue at end of period	-	-	-	-
Total current and noncurrent deferred revenue at end of period	$74,255	$65,656	$74,255	$65,656

(2) Represents the effect of the difference between the exchange rate used by our various foreign subsidiaries on the invoice date versus the exchange rate used at the period-end balance sheet date.

Investor Relations
480-315-8742
investors@TPIComposites.com